SERVICE CONTRACT

Variable Insurance Products Fund

Variable Insurance Products Fund II

Variable Insurance Products Fund III

Variable Insurance Products Fund IV

Variable Insurance Products Fund V

Variable Insurance Products Fund VI

We at Fidelity Distributors Company LLC (“FDC” or “we”) desire to enter into a Contract with you, _________________ (“You” or “Qualified Recipient”) effective as of the date below for activities in connection with (i) the distribution of shares of the portfolios of Variable Insurance Products Fund, Variable Insurance Products Fund II,  Variable Insurance Products Fund III Variable Insurance Products Fund IV, Variable Insurance Products V and  Variable Insurance Products VI (collectively, the “Funds”) of which we are the principal underwriter as defined in the Investment Company Act of 1940 (the “1940 Act”) and for which we are the agent for the continuous distribution of shares, and (ii) the servicing of holders of shares of the Funds and existing and prospective holders of Variable Products (as defined below).

The terms and conditions of this Contract are as follows:

1.  You shall provide distribution and certain shareholder services for your clients who own or are considering the purchase of variable annuity contracts or variable life insurance policies for which shares of the Funds are available as underlying investment options (“Variable Products”), which services may include, without limitation, answering questions about the Funds from owners of Variable Products; receiving and answering correspondence (including requests for prospectuses and statements of additional information for the Funds); performing sub-accounting with respect to Variable Products’ values allocated to the Funds; preparing, printing and distributing reports of values to owners of Variable Products who have contract values allocated to the Funds; printing and distributing prospectuses, statements of additional information, any supplements to prospectuses and statements of additional information, and shareholder reports; preparing, printing and distributing marketing materials for Variable Products; assisting customers in completing applications for Variable Products and selecting underlying mutual fund investment options; preparing, printing and distributing subaccount performance figures for subaccounts investing in Fund shares; and providing other reasonable assistance in connection with the distribution of Fund shares to insurers.

2.  You shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in your business, or all or any personnel employed by you) as is necessary or beneficial for you to provide information and services to existing and prospective owners of Variable Products, and to assist us in providing services with respect to Variable Products.

3.  You agree to indemnify and hold us, the Funds, and the agents and affiliates of each, harmless from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions, of or by you or your officers, employees or agents in carrying out your obligations under this Service Contract.  Such indemnification shall survive the termination of this Contract.

Neither you nor any of your officers, employees or agents are authorized to make any representation concerning Fund shares except those contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by us, except with the permission of the Fund or us, or the designee of either.

4.  In consideration of the services and facilities described herein, you shall be entitled to receive, and we shall pay or cause to be paid to you at our direction, fees at an annual rate as set forth on the accompanying fee schedule.  For each Fund or a class of a Fund that has adopted a Plan pursuant to Rule 12b-1 under the 1940 Act (a “Plan”),  we may make distribution payments or service payments to you  under the Plan as provided in this Contract, consistent with the applicable prospectus.  Any such distribution payments or service payments will be in effect with respect to a Fund that has a Plan only so long as that Fund’s Plan remains in effect.    You also understand and agree that, notwithstanding anything to the contrary, if at any time payment of all such fees would, in our  reasonable determination, conflict with the limitations on sales or service charges set forth in Section 2830(d) of the FINRA Conduct Rules, then such fees shall not be paid; provided that in such event each Fund's Board of Trustees may, but is not required to, establish procedures to pay such fees, or a portion thereof, in such manner and amount as they shall deem appropriate.

5.  You agree to conduct your activities in accordance with any applicable federal or state laws and regulations, including securities laws and any obligation thereunder to disclose to your clients the receipt of fees in connection with their investment in Variable Products.

6.  This Contract shall continue in force for one year from the effective date (see below), and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically subject to termination without penalty at any time if a majority of each Fund's Qualified Trustees or a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable class vote to terminate or not to continue the Plan.  Either of us also may cancel this Contract without penalty upon written notice to the other; and upon written notice to you, we may also amend or change any provision of this Contract.  This Contract will terminate automatically in the event of its assignment (as defined in the 1940 Act).  In addition, this Contract will terminate effective immediately upon us giving you notice of termination in the event (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against you; (ii) you file a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against you seeking such relief; or (iii) you are found by the SEC, the FINRA, or any other federal or state regulatory agency or authority to have violated any applicable federal or state law, rule or regulation arising out of your activities as a broker/dealer or in connection with this Contract.

7.  Status as Registered Broker/Dealer:  (a) Each party to this Contract represents to the other party that (i) it is registered as a broker/dealer under the 1934 Act, (ii) it is qualified to act as a broker/dealer in the states where it transacts business, and (iii) it is a member in good standing of the Financial Industry Regulatory Authority ("FINRA").  Each party agrees to maintain its broker/dealer registration and qualifications and its FINRA membership in good standing throughout the term of this Contract.  Each party agrees to comply with all applicable state and federal laws and with the rules and regulations of authorized regulatory agencies thereunder.  Each party agrees to abide by all of the FINRA’s rules and regulations, including the FINRA’s Conduct Rules -- in particular, Section 2830 of such Rules, which section is deemed a part of and is incorporated by reference in this Contract.  This Contract will terminate automatically without notice in the event that either party’s FINRA membership is terminated.

8.  All notices required or permitted to be given under this Contract shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile machine or a similar means of same day delivery (with a confirming copy by mail).  All notices to us shall be given or sent to us at our offices located at 500 Salem Street, Smithfield, RI  02917, Attn: Contract Management.  All notices to you shall be given or sent to you at the address specified by you below.  Each of us may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph 8.

9.  This Contract shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

By:

____________________________________________

Name:

____________________________________________

Title:

____________________________________________

For:

____________________________________________

Name of Qualified Recipient (FINRA Member Firm)

An affiliate of

_____________________________________

Insurance Company Name(s)

FIDELITY DISTRIBUTORS COMPANY LLC

By:  _______________________________________________

Robert Bachman

Executive Vice President

For Internal Use Only:

Effective Date:  ___________________

FEE SCHEDULE FOR QUALIFIED RECIPIENTS

Variable Insurance Products Fund – All Portfolios

Variable Insurance Products Fund II – All Portfolios

Variable Insurance Products Fund III – All Portfolios

Variable Insurance Products Fund IV- All Portfolios

Variable Insurance Products Fund V- All Portfolios

Variable Insurance Products Fund VI- All Portfolios

(1)  Those who have signed the Service Contract and who render distribution, administrative support and recordkeeping services as described in paragraph 1 of the Service Contract will hereafter be referred to as “Qualified Recipients.”

(2)  A Qualified Recipient providing services pursuant to the Service Contract will be paid a monthly fee at an annualized rate of: (a) 10 basis points of the average aggregate net assets of its clients invested in Service Class shares of the Funds listed above; plus (b) 25 basis points of the average aggregate net assets of its clients invested in Service Class 2 shares of the Funds listed above.

(3)  In addition, a Qualified Recipient providing services pursuant to the Service Contract will be paid a quarterly fee at an annualized rate of [XXX] basis points of the average aggregate net assets of its clients invested in shares of the Funds referenced above, excluding the Money Market and Index Portfolios.  In order to be assured of receiving full payment under this paragraph (3) for a given calendar quarter, a Qualified Recipient must have insurance company clients with a minimum of $100 million of average net assets in the aggregate in the Funds referenced above, excluding Money Market and Index Portfolios.  For any calendar quarter during which assets in these Funds are in the aggregate less than $100 million, the amount of qualifying assets may be considered to be zero for the purpose of computing the payments due under this paragraph (3), and the payments under this paragraph (3) may be reduced or eliminated.